Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 18, 2013, relating to the consolidated financial statements of MannKind Corporation and subsidiaries (a development stage company) (“MannKind Corporation”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to MannKind Corporation’s ability to continue as a going concern), and the effectiveness of MannKind Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MannKind Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Los Angeles, California

May 23, 2013